Leatt Corp Announces Second Quarter 2019 Results

Revenues increase 10% to $5.3 million; net income up 249%

CAPE TOWN, South Africa, (August 8, 2019) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced financial results for the second quarter ending June 30, 2019. All financial numbers are in U.S. dollars.

Financial and Business Highlights

  Revenues increased by 10% to $5.3 million for the quarter

  Year-to-date global revenues up $1 million or 10% to $11.4 million

  Net income up 249% for the quarter

  Marketing and advertising investment for the first 6 months increased by 8% year-over-year, in preparation for global product launches in the second half of the year

  Knee brace sales volume increased by 69% for the quarter, with continued strong worldwide demand

  Other Products, Parts and Accessories category increased by 88% for the quarter on strong demand for the new Velocity 6.5 line of goggles

Leatt Chief Executive Officer Sean Macdonald remarked, "We had a solid quarter and made substantial progress, particularly in terms of revenue growth and the market acceptance of our newest product lines in both the U.S. and International markets. Global revenue for the 2019 second quarter was up 10 percent to $5.3 million, driven by double digit increases in sales of our new, innovative knee braces and our array of body armor for riders' safety and protection. Our full line of medically-proven, revolutionary knee braces continues to gain traction globally, with a 69 percent increase in sales, as compared to the second quarter of 2018.

"We are also very excited about the enthusiastic market acceptance of our new, bulletproof Velocity 6.5 goggle line, launched in March 2019.  The demand has exceeded our expectations and our goggle category has become another important revenue contribution segment. Initial shipments and continued ordering patterns are showing great promise for future growth.

Mr. Macdonald continued, "It is also encouraging to see improved sales of our flagship neck brace, which remains the gold standard in extreme sports neck protection.  Sales of our neck brace during the second quarter have increased by 5 percent over last year."

Dr. Christopher Leatt, Chairman of the Board and Lead Research and Development consultant, added, "Our engineering and design team continues to operate at the cutting edge of research and development, and ranks among industry leaders in the development and refinement of safe and innovative technology for the world's sports and sports apparel markets. We have already introduced two new revolutionary products in the first half of 2019 - our Z Frame knee brace and Velocity 6.5 goggles - and we are looking forward to introducing a new major product category in the second half of 2019."

Financial Summary

Total revenues for the three-month period ended June 30, 2019 increased to $5.3 million, up 10%, compared to $4.8 million for the 2018 second quarter.

The increase in revenues for the second quarter was driven by an 88% increase in sales of other products, parts and accessories, a 5% increase in Neck brace sales, and a 23% increase in body armor sales, that were partially offset by a 49% decrease in helmet sales.  Neck brace sales continue to generate a higher gross profit margin than our other product categories.

For the 2019 second quarter, gross profit was $2.6 million, or 50% of revenues, compared to $2.4 million, or 49% of revenues, for the 2018 second quarter.

Second quarter income from operations rose 284% to $102,476 compared to a loss of ($55,664) for the second quarter of 2018.

Net income for the three months ended June 30, 2019 rose 249% to $73,700 or $0.01 per basic and diluted share, compared to a loss of ($49,455), or ($0.01) per basic and diluted share, for the same 2018 period.

During the quarter, Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At June 30, 2019, the Company had cash and cash equivalents of $1.5 million, a current ratio of 3.2:1, and there was no long-term debt.

Business Outlook

Mr. Macdonald said, "The early success of our newest products, in terms of market demand, media coverage and consumer acceptance, has our team excited about our prospects for the future. Our goal continues to be to expand our product catalog and to add at least one new product category each season. The achievement of this goal will allow us to effectively extend our addressable markets and introduce new consumers to the Leatt brand.  All our new product lines have wider addressable global markets that we believe will offer us exciting opportunities for future growth and profitability.

"We are also very excited about the second half of this year, with our planned introduction of another new product category.  In preparation for these new product launches, we have increased our investments in marketing and advertising efforts and in bolstering our sales, marketing and distribution teams. We are confident that our new products will again prove our team's ability to produce exceptional, revolutionary safety products that are trusted by many of the top athletes around the world.

"Finally, we are thankful for the superior efforts of our entire Leatt team during the first half of 2019, including the riders who we are very proud to sponsor. The 2019 Supercross Season came to an end in Las Vegas in May with Leatt athlete Marvin Musquin, finishing strong with a 3rd overall in the 450 class for the Supercross Series, and with athlete Garrett Marchbanks being awarded Rookie of the Year in the 250 Supercross class.  We are proud to have these athletes among the people bringing the promise of the Leatt products to the world."

Conference Call

The Company will host a conference call at 10:00 am ET on Thursday, August 8, 2019, to discuss the 2019 second quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-888-348-8777 (U.S.A) or +1-412-902-4245 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 10133912.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the continued impact of the Company's new Goggle range and Z-Frame knee brace on the Company's results of operation; the likelihood that the Company will continue to expand its product lines and to benefit from global market acceptance of its branded products; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives, including the Company's ability to rollout a new product in the second half of 2019; the business strategy, plans and objectives of the Company and its subsidiaries, including its ongoing strategy to diversify and extend its product line into new sports and markets; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

(917)-841-8371

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
ASSETS

	June 30, 2019	December 31, 2018
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,492,347	$1,709,900
Short-term investments	58,235	58,232
Accounts receivable	1,796,953	2,049,331
Inventory	5,307,009	4,815,215
Payments in advance	658,175	473,286
Prepaid expenses and other current assets	1,317,230	1,247,233
Total current assets	10,629,949	10,353,197

Property and equipment, net	2,141,635	2,317,490
Operating lease right-of-use assets, net	417,370	-

Other Assets
Deposits	25,645	25,380
Intangible assets	41,524	40,466
Total other assets	67,169	65,846

Total Assets	$13,256,123	$12,736,533

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,831,790	$2,779,182
Operating lease liability, current	173,176	-
Income tax payable	73,813	70,258
Short term loan, net of finance charges	290,832	582,128
Total current liabilities	3,369,611	3,431,568

Deferred tax liabilities, net	170,900	170,900
Deferred Compensation	120,000	80,000
Operating lease liability, net of current portion	244,194	-

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares
authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares
authorized, 5,386,723 and 5,370,028 shares issued
and outstanding	130,068	130,053
Additional paid - in capital	8,049,354	7,868,119
Accumulated other comprehensive loss	(576,138)	(609,303)
Retained earnings	1,745,134	1,662,196
Total stockholders' equity	9,351,418	9,054,065

Total Liabilities and Stockholders' Equity	$13,256,123	$12,736,533

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$5,277,066	$4,795,863	$11,367,994	$10,298,405

Cost of Revenues	2,646,430	2,440,660	5,875,256	5,186,757

Gross Profit	2,630,636	2,355,203	5,492,738	5,111,648

Product Royalty Income	6,995	7,802	15,696	20,111

Operating Expenses
Salaries and wages	713,736	617,552	1,590,640	1,395,315
Commissions and consulting expenses	80,499	133,575	158,560	258,914
Professional fees	131,569	128,987	384,537	297,458
Advertising and marketing	471,888	458,450	1,035,882	962,612
Office lease and expenses	68,546	71,321	138,538	141,759
Research and development costs	366,219	378,912	706,315	702,192
Bad debt expense (recovery)	(7,022)	10,705	9,499	20,472
General and administrative expenses	521,420	454,156	988,654	889,716
Depreciation	188,300	165,011	377,995	327,775
Total operating expenses	2,535,155	2,418,669	5,390,620	4,996,213

Income (Loss) from Operations	102,476	(55,664)	117,814	135,546

Other Expenses
Interest and other expenses, net	(572)	(2,475)	(3,593)	(5,927)
Total other expenses	(572)	(2,475)	(3,593)	(5,927)

Income (Loss) Before Income Taxes	101,904	(58,139)	114,221	129,619

Income Taxes	28,204	(8,684)	31,283	38,255

Net Income (Loss) Available to Common Shareholders	$73,700	$(49,455)	$82,938	$91,364

Net Income (Loss) per Common Share
Basic	$0.01	$(0.01)	$0.02	$0.02
Diluted	$0.01	$(0.01)	$0.01	$0.02

Weighted Average Number of Common Shares Outstanding
Basic	5,386,723	5,366,382	5,383,751	5,366,382
Diluted	5,548,176	5,514,452	5,545,204	5,514,452

Comprehensive Income (Loss)
Net Income (Loss)	$73,700	$(49,455)	$82,938	$91,364
Other comprehensive income (loss), net of $0 and $0 deferred income taxes in 2019 and 2018
Foreign currency translation	34,858	(174,542)	33,165	(116,310)

Total Comprehensive Income (Loss)	$108,558	$(223,997)	$116,103	$(24,946)